EXHIBIT 99.2

American Eagle Outfitters, Inc.
First Quarter 2005
Conference Call Transcript dated May 12, 2005

Operator

Good morning. My name is Stacey and I will be your conference facilitator today. At this time, I would like to welcome everyone to the American Eagle Outfitters' first quarter 2005 earnings results conference call. All lines have been placed on mute to prevent any background noise. After the speakers' remarks there will be a question-and-answer period. [OPERATOR INSTRUCTIONS] Jim O'Donnell, you may begin your conference.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Good morning. Other participants today include Roger Markfield, Susan McGalla, Laura Weil and Michael Leedy. If you need a copy of our first quarter press release, it is available on our web-site ae.com, or call Erin at 724.779.6076.

Before we begin, I need to remind everyone that during this conference call, members of management will make certain "forward looking" statements, based upon information, which represent the Company's current expectations or beliefs. We caution investors that actual results may differ materially from those expectations or beliefs based on the risk factors described in our quarterly and annual reports filed with the SEC.

I am quite pleased with our financial performance during the first quarter. Our business was driven by a strong 27% comp increase, leading to our fifth consecutive quarter of record sales and earnings. We achieved a solid 19.3% operating margin this quarter, up 630 basis points versus last year. I'm particularly proud of this performance because it's against a significant rebound in both sales and earnings in the first quarter of last year.

We continued to remain focused on the disciplines of the business, such as strong merchandise assortments, which continue to drive our positive comps, translating into a reduction in markdowns compared to last year. Sharp everyday pricing combined with a focus on quality and fashion have led to fewer promotions.

We continue to see improvements in store traffic, transactions, and our average retail price. Sales per square foot increased 28% during the first quarter, rising to $96. Yet, we still have opportunities to achieve higher sales productivity, which is a priority across our company starting with our design and merchandising process right through to our floor set execution.

Regarding new business development, there is a greater emphasis on category focus and in-store customer conversion rates, which will be particularly important during the back half of the year. New and remodeled stores performed well during the first quarter. Our new stores are running at over 90% of the chain average. Our newly remodeled stores are performing quite well, exceeding our expectations on a comp basis, and also on sales productivity per square foot, running well above the chain.

During the first quarter, we closed seven underperforming stores and will close a handful more this year. We opened six stores in the quarter and expect to open a total of 42 stores this year. We've completed nine store renovations and now plan to remodel a total of 50 to 55 stores this year.

As Roger and Susan will address in a minute, we are optimistic about the second half of the year. Our brand is strong and we have become a frequent destination for our customers. From a competitive standpoint, we are differentiated now more than ever. While our business was strong last year we have opportunities in a number of areas. On the operation side, we are working on size profiling and store inventory allocation where there is significant upside opportunity. Also, an improved logistics plan, flowing merchandise to our larger and high profile stores in a more timely basis during peak selling periods will be a major focus this year.

In addition to running our business efficiently day in and day out, our future growth initiatives remain a top priority. Within the AE brand we are working on brand extension opportunities such as intimates, accessories, and knits. We continued to make meaningful progress on our new concept, which we look forward to opening in the falling of 2006. Now here's Roger.

Roger Markfield - American Eagle Outfitters Inc - Vice Chairman, President

Thanks, Jim. Good morning. I'm very pleased with our first quarter performance. Our spring/summer assortments were strong and trend right for our customers. As I said on previous calls, we now have the talent in place and the right process to produce terrific and timely merchandise assortments. We remain sharply focused on our customers and upcoming trends, and we're all working hard to maintain the momentum we built.

Our focus now is back-to-school and holiday, about which we are quite optimistic. Our market share of specialty denim nearly doubled last year. As long the fashion dictates, we will continue to drive this category forward. In the first quarter, our dominance in denim hasn't slowed, with comps continuing well into the double digits for both men's and women's.

The American Eagle brand also continues to gain market share and, importantly, mind share with our target customers. In the most recent surveys by Teen Research Unlimited, 12 to 19 year olds ranked American Eagle as the third coolest brand right behind Nike and Sony. That's fresh data from the spring survey. We are up from fourth place a year ago. And importantly, we moved to the second most-shopped brand in the same recent survey, that's up from the third spot last year.

Third party research is compared by our store traffic counters. During the first quarter, store traffic was slightly positive compared to last year. We also saw an improvement in our conversion rate. The number of transactions per store increased in the high teens over last year. Healthy full-price selling drove our realized average unit retail price up in the low-double digits leading to higher margins as well.

Regarding our outlook on margins, we believe that there is opportunity for some continued improvement to our IMU. We also believe we have upside opportunity in our average unit retails based on fashion trends, combined with our quality value component and less emphasis on promotional events.

Over the past year, but more intensely in the past several months, I have been working with our new concept team. We said before that it's too early to the reveal too much, and it's still too early, but you should all know that we are completely charged up about this new challenge. We are thrilled about the opportunity to build a new brand that we believe will be unique to the marketplace.

Now I'd like to turn the call over to Susan McGalla, our Chief Merchandising Officer. Susan?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Hi, everyone. I want to begin by saying that within our design, merchandising, marketing, and planning areas, we are truly working in lock step. This synergy is leading to better execution and driving compelling merchandise assortments that have the right balance of fashion basics and on-trend items. Our teams are focused on providing more innovation in the product and customer experience.

Regarding the first quarter, I'm extremely pleased with the performance of our spring assortments. Our interpretation of current trends, both preppy and Boho, were right on target for the American Eagle brand. Sales strength during the first quarter was broad based, with nearly all categories once again producing sales growth, as well as margin improvement. Both men's and women's were strong, with both businesses producing comps in the positive high twenties.

Highlights were as follows -- Within men's, denim, knits, graphic T-shirts, shorts, woven shirts, accessories and footwear were strong; and within women's, denim, pants, knit tops, shorts, blazers, footwear, intimates and accessories all performed very well.

The first quarter reflected a continuation of strong full-price selling driven by our dominant position as the lifestyle destination that offers the strongest value and on-trend equation for our customer.

Our e-commerce business performed above expectations during the first quarter, with sales increasing 58% compared to last year. As we have mentioned previously, we are now shipping internationally and we continue to see positive momentum. On ae.com we are determined to bring more of our in-store energy to the online shopping experience, which we believe will have a tremendous impact.

On the marketing front, we continued our strategy to issue fewer coupons during the first quarter, focusing our customer relationship efforts towards stronger brand building pieces mailed to a more select customer segment. The Apprentice sponsorship was very well-received by our customers. It generated a tremendous amount of excitement and very positive feedback. In addition, our spring break partnership with MTV also resonated with our customers and reinforced a high level of energy within our stores. We will continue this MTV partnership at back-to-school and throughout the remainder of the year.

Looking ahead, I'm excited about our upcoming back-to-school assortment. It was inspired by our goal of continuing to be the denim destination. We have been working on our denim line for 12 months now. New fits and fashion elements have been incorporated and it is clearly updated from last year. Some exciting new trends in both men's and women's complete the outfit for this back-to-school, which will be focused on "wear now".

Looking longer term, we will continue to develop our accessories business and intimates expansion, areas where we know we have opportunities. So stay tuned.

Thanks. And now here's Laura.

Laura Weil - American Eagle Outfitters Inc - CFO

Good morning, everybody. I'm extremely pleased with our record performance this quarter. Our results were driven by strong comp store sales, reduced markdowns and significant expense leveraging. Solid merchandise assortments and good product flow led to strong sell throughs, enabling our inventory turn to increase nicely over last year.

Total sales for the first quarter increased 36.7% to $454 million, from $332.2 million last year. Comparable store sales increased 27.1% on top of a 9.8% comp increase in the first quarter of last year. Our sales strength was broad-based across all geographic regions. During the first quarter the Northeast was the strongest with comps rising in the mid-thirties. The mid-Atlantic region increased in the low-thirties. The Southeast, Southwest and Canada increased in the high-twenties. Comps in the Midwest rose in the mid-twenties and the West increased in the high-teens.

As a percent of sales, our gross margin leverage rose 420 basis points to 48.9% from 44.7% in the first quarter of last year. Our margin rate of 48.9% is a historical high for the first quarter, reflecting a stronger merchandise margin, as well as leveraging of buying, occupancy and warehousing expense. For the first quarter, our merchandise margin increased 170 basis points driven by a meaningful reduction in markdowns compared to last year and a higher initial mark-on.

Strong comp store sales enabled us to leverage buying, occupancy, and warehousing expense by 250 basis points, due primarily to the leveraging of rent. In the first quarter, SG&A as a rate to sales declined 140 basis points to 25.6% from 27% last year. 25.6% was our lowest first quarter rate to sales since 1999. Within SG&A, we leveraged compensation expense, leasing, services purchased, insurance and communication expenses. These improvements were partially offsets by the deleveraging of advertising, travel and incentive compensation.

The first quarter operating income margin increased 630 basis points to 19.3% from 13% last year. This was our highest first quarter operating margin rate. In the quarter, other income increased by $2 million to a total of $2.9 million compared to other income of $940,000 last year. The increase reflects a higher average cash and investment balance combined with a higher investment yield compared to last year.

First quarter income from continuing operations rose 104% to $55.2 million from $27 million last year, and fully-diluted EPS from continuing operations increased to $0.35 from $0.18 last year. Our balance sheet remains very healthy. We ended the quarter with $561 million in cash and short-term investments, an increase of $235 million from the end of the first quarter of 2004. In addition to this, we have $120 million of long-term investments compared to $24 million last year. Our long-term investments consist of fixed income securities with maturities of less than five years.

At the end of the quarter, total merchandise inventories were up approximately $7 million to $154 million. U.S. inventory per square foot at cost increased in the mid-single digits compared to the end of the first quarter last year. Our inventory turn improved 20% in the first quarter.

Looking ahead to the end of the second quarter, we expect U.S. inventory at cost per square foot to be up in the high-teens. About half of the inventory increase relates to denim, where we have taken a greater commitment earlier in the fall season to take advantage of peak back-to-school selling periods.

CapEx for the quarter totaled $13.6 million, which related primarily to our new and remodeled stores. For the year, we continue to expect capital expenditures to be approximately $100 million.

Looking ahead, while we are pleased with the tenor of our business, it's still just ten days into the second quarter. Our early guidance for the second quarter is earnings per share of $0.32 to $0.33, an increase of 45 to 50% over last year.

Thank you. And now we will open the call for questions.

Operator

[OPERATOR INSTRUCTIONS] Your first question comes from the line of Mark Friedman with Merrill Lynch.

Mark Friedman - Merrill Lynch - Analyst

Thanks. Good morning, everybody, great job on the quarter. I was wondering if you guys could talk about pricing for second half. Is there much of a change in the product line from a pricing standpoint? And, Roger, you mentioned opportunities for driving store productivity. I know Susan mentioned a couple of segments that they are working on. Anything else that you see as big priorities to drive higher levels of sales per square foot? Thank you.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

A couple of things. First of all, regarding sales per square foot, we are constantly looking at evolving our assortments and looking for opportunities to expand things. We have three initiatives in place right now that are geared really toward our larger square foot spaces and they are working. There's one initiative going on in our men's area, one in our intimates and also another one in our women's sportswear area. You see our productivity going up as a result of those initiatives. And, Mark, what was your other question? Were you referring to pricing as it relates to promotion?

Mark Friedman - Merrill Lynch - Analyst

No, just as far as positioning merchandise in the back half of the year, for example, the denim mix should raise the average pricing. So I was looking more for what you are planning, not for what promotions might actually impact it.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Right. Well, as you know, we feel very strongly about our value positioning. But also as we've said, value doesn't mean the least expensive. For us, value is the relationship of what the product is and how it fits in the marketplace. So, we want very acceptable categories as we have right now in the T-shirt areas, our $29.50 denim programs, but also there are things going into the product right now, some of the embellishment that we will get paid for that work, but we will also be positioned as a value in the mall.

Mark Friedman - Merrill Lynch - Analyst

Thank you.

Operator

Your next question comes from the line of Jeff Black with Lehman Brothers.

Jeff Black - Lehman Brothers - Analyst

Good morning. Can you talk a little bit about the inventory expansion, when we might see that? And do you feel like you are a little too tight headed into May on the inventory line? We've really managed that pretty tightly.

Laura Weil - American Eagle Outfitters Inc - CFO

First of all, we think we are very well positioned in terms of inventory in the current quarter, and we are delighted with how clean our inventories are. As it relates to back-to-school, as I noted, we expect our inventory to increase in the high-teens. About half of that is related to earlier deliveries of denim. So we feel like we are very well positioned currently and for the next quarter.

Jeff Black - Lehman Brothers - Analyst

Great. Thanks.

Operator

Your next question comes from the line of Dorothy Lakner with CIBC World Markets.

Dorothy Lakner - CIBC World Markets - Analyst

Thanks and congratulations, everyone. Just going back to denim for a minute, I wondered if you could just talk a little bit about the inventory commitment going into back-to-school versus a year ago. And just also maybe, Roger or Susan, just speak to what's going on in denim from the standpoint of this being a cycle, it seems to have lasted much more -- it's much longer in terms than anything I can remember and I just wondered if you could talk a little bit about that.

Finally, the back-to-school floor set, when will that be setting? And could you talk a little bit about the promotions you did last year? I know you said this year you expect to be less promotional, so I wondered if you could talk a little bit about that. Thanks.

Roger Markfield - American Eagle Outfitters Inc - Vice Chairman, President

Dorothy, I am going to talk about denim and Susan is going to answer all the others, because I can't remember what you asked, quite frankly. We are the denim destination. We doubled our market share, it was over 11% market share last year for back-to-school against 6% the year before. Our current trend, as I said in my presentation, is very powerful. Susan and the design team with LeAnn have developed a line of denim for back-to-school that is outstanding. And it's about 75% new. We are one of the few retailers that actually flushes out old styles to be current at the moment.

As Susan said, they worked diligently, LeAnn and Susan and the entire team, to develop a whole new fresh line of denim. We are very well prepared, and based on the numbers we are generating now, we all decided it was prudent, we did not want to disappoint many customers for back-to-school and we needed to bring higher inventory levels in denim up early.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

And the only thing I will add on that regarding the denim trend is that there is newness in that, not only new styles, but there is newness in trend. We have a new fit on the men's side and on the women's side this year, and also with some of the trend I think it's really going to feel excitement, and again, as I said a differentiation versus a year ago. Dorothy, you asked about our back-to-school floor set, it sits on July 13, that's the same fiscal week as a year ago. And I think that covers your list.

Dorothy Lakner - CIBC World Markets - Analyst

I think that's it. Thank you.

Operator

Your next question comes from the line of Paul Lejuez with CSFB.

Paul Lejuez - Credit Suisse First Boston - Analyst

Thanks, guys. Jim, I think you mentioned the effort to improve conversion. I think it was touched upon a little bit earlier with some product concentrations, but are you doing anything else to improve conversions perhaps in the way of getting more people in the store? What else is going on there?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

Well, not really. As we stated, we are not really promoting all that much. I think as I mentioned earlier, that we've been experiencing more frequency of customers visiting the store and also it's a major initiative and emphasis on our store personnel in the area of -- on the area of customer service. I won't say that we are a customer service centric store, but we are very much customer sensitive and in the customer assistance business.

But I think basically the simple answer is, we've had very compelling assortments that have been very desirable. And the newness factor because of the number of floor sets that we have and the updates to the floor sets, these young people just stop by to see what the heck is going on.

Paul Lejuez - Credit Suisse First Boston - Analyst

No associated SG&A investment along with that conversion program?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No. The only thing we've invested in is in the traffic counters.

Paul Lejuez - Credit Suisse First Boston - Analyst

Got you. And then just second, just wondering how you guys are thinking about peak operating margins in the business now that it looks like you are on trend to put up numbers somewhere in the twenties. What is the real goal, what are you really striving to at this stage of the game?

Laura Weil - American Eagle Outfitters Inc - CFO

It's Laura. We are delighted with our operating margins. This quarter was a record operating margin and we would certainly hope to see levels such as we delivered last year, which again, were record levels for the Company. So I think this high-teens, twenty-ish type of margin, if we continue to execute at the level that we are executing is certainly within our vision.

Paul Lejuez - Credit Suisse First Boston - Analyst

Thanks. If I could squeeze one more in. Any update on sourcing opportunities, when you might start to see any benefit there or just what's going on in the marketplace as far as you can see?

Roger Markfield - American Eagle Outfitters Inc - Vice Chairman, President

As I said, I still see there's opportunity for us in terms of IMU, not large, but steady increases.

Paul Lejuez - Credit Suisse First Boston - Analyst

Thanks, guys. Good luck.

Operator

Your next question comes from Richard Jaffe with Legg Mason.

Richard Jaffe - Legg Mason - Analyst

Good morning, guys, and my congratulations as well. You really raised the bar for apparel retailers, a tough act to follow. Laura, a quick question on the newly required lease accounting methodology. Was there a benefit to reported gross margin from the new accounting methodology? And I have a quick follow on.

Laura Weil - American Eagle Outfitters Inc - CFO

Very small. Around ten basis points.

Richard Jaffe - Legg Mason - Analyst

That is very small.

Laura Weil - American Eagle Outfitters Inc - CFO

Yes, it was minimal.

Richard Jaffe - Legg Mason - Analyst

Just a quick question on your AEOS credit card. How has that been working and how are you using that to relate to your customer, to reach out to them?

Michael Leedy - American Eagle Outfitters Inc - EVP, Chief Marketing Officer

Richard, it's Michael Leedy. The credit card has been wonderful actually. In Q1 the card over '04 in sales was up 57%. So we've had great results with the card. We are really doing a much better job, I think, tying the card into our direct mail efforts. I think that has a big part to do with it. But I think the biggest thing is the assortments and the way the store looks when they come into the store.

Richard Jaffe - Legg Mason - Analyst

Michael, what percent of sales are you doing on your credit card now?

Michael Leedy - American Eagle Outfitters Inc - EVP, Chief Marketing Officer

I don't know if we are going to give that information out.

Richard Jaffe - Legg Mason - Analyst

But is 57% increase on a meaningful number?

Laura Weil - American Eagle Outfitters Inc - CFO

Yes, sure.

Michael Leedy - American Eagle Outfitters Inc - EVP, Chief Marketing Officer

Yes, a meaningful number.

Richard Jaffe - Legg Mason - Analyst

Great. And Laura, cash? Are you looking to share that with us shareholders or is that --?

Laura Weil - American Eagle Outfitters Inc - CFO

Yes, certainly. As you know, we have a proposal to our Board of Directors for a share repurchase program, and hopefully we will have something to say about that in the near future.

Richard Jaffe - Legg Mason - Analyst

Thank you very much.

Operator

Your next question comes from Margaret Mager with Goldman Sachs.

Margaret Mager - Goldman Sachs - Analyst

Hi, it's Margaret. Can you talk about -- I don't know if you talked about this, but the denim mix, like what is it running now versus last year and how much higher do you expect to take that in the back-to-school and holiday season? And I'm also curious, how do you think about your business given the tough comparisons, which is something that people who cover the sector talk about incessantly, the comparisons with last year. So if you could help me understand how you think about that. Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Sure. Regarding the denim mix, we don't talk publicly about what our denim percent to total is. I will tell you we've had significant improvements this spring in our denim penetration, which definitely leads to us believe that there is momentum in this business.

Laura Weil - American Eagle Outfitters Inc - CFO

Margaret, obviously everybody looks to the second half of the year and we've been planning for the second half of the year since we achieved it. We know what we are up against, and we are -- we feel very confident that given the momentum in the brand, given the momentum in our market share and the merchandising opportunities that we have in denim that Susan and Roger have gone through, denim, knits, fashion trend, and embellished. And we've also done a lot of things on the operating side, as Jim has mentioned, in terms of focusing on conversion, having our payroll in the stores at the right time when the traffic is coming into the stores.

So on the top line -- on the top line we see, obviously, good sales opportunities. One thing that Jim went through, and I just want to talk about top line for a minute and then we can talk about margin. One of the things that's very significant about the Company as opposed to previous heights in 1999, is that our real estate is significantly better. It's more productive. Our new stores are opening up at a much higher sales per square foot. Our renovated stores are extremely productive. Our sales per square foot peaked at around $450. We have not yet reached that peak. We obviously had a good increase in the first quarter, and we have strategies in place to continue to improve our sales productivity.

On the margin side, obviously, as we increase our sales productivity which we definitely think is within reach, we also will be leveraging our rent expense. We fully intend to continue to leverage that as we move forward. And we've put in significant operating improvements, like Profit Logic and other tools that we will use in our stores to continue to operate at this level of productivity.

So I feel like we are in a great position. It's not easy. I mean, clearly, we all know that it will be challenging. But we feel that we have the plans in place to beat those comparisons for the back half of the year.

Margaret Mager - Goldman Sachs - Analyst

One of the prior questions someone asked about promotions last year versus this year, because you talked about reducing that, so if you could give us what the benchmark is last year? And I'm curious just your take, why is the West Coast weaker than the rest of the chain? Obviously, it's still fantastic and you are just doing extremely well everywhere, but it is a little bit less than the rest of the chain, if you could give us your take on why that's the case. Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Okay, Laura, do you want --

Jim O'Donnell - American Eagle Outfitters Inc - CEO

I'll take that. Regarding the West Coast, I don't want to play the weather card. We have been experiencing over the last three, 3.5 years major double-digit increases in that part of the country and we have not been experiencing it other than in the South to that degree. So, I think in one respect we are up against ourselves, and the other is that last year we had unseasonably warm weather out on the West Coast and we had a tremendous spike in the spring season well beyond the rest of the chain. And we are just up against those numbers. I look at each and every store every day and right now nothing demonstrates to me that we have any serious problems out there. We do have more stores, so we have a greater concentration. But I think that we will continue to see double-digit increases coming from our Western operations.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Okay. And regarding our stance on how we approach the promotion side of our business, first of all we are doing a lot less of it. We are, as I mentioned in my opening comments, we are doing a lot less couponing than we have done in previous years. That's been very successful for us.

And the second piece of this is really our value equation. We let our value pricing work for us. So oftentimes you will see in the front of our store, we will talk about a great item at a great price. Often that item is at the regular price, that's the ticket price, and we are very proud of the way we positioned ourselves there.

The third piece of it is, we do go after strategic market share opportunities. You will see us at very specific times of the year promote categories that there is really, it's a market share play, their planned and they are built into our -- the way that we buy it.

Margaret Mager - Goldman Sachs - Analyst

Thank you.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Sure.

Operator

Your next question comes from Jennifer Black with Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates - Analyst

Good morning. I think this question is for Susan. Hi, Susan, and congratulations everyone.

Laura Weil - American Eagle Outfitters Inc - CFO

Thanks.

Jennifer Black - Jennifer Black & Associates - Analyst

Can you speak a little bit more about accessories? I know that the reception of the accessories -- Hello?

Laura Weil - American Eagle Outfitters Inc - CFO

We're still here. Go ahead.

Jennifer Black - Jennifer Black & Associates - Analyst

Okay. I know had you great reception to your accessories. Can you talk about what percent of the mix accessories are and where you would expect that mix to go? And does it carry higher margins like typically it does? And just how you feel about where you position the bags in the store? Can you just talk a little bit about all of that for back-to-school and holiday?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Sure. As you know, Jennifer, we've talked -- we started about a year ago taking the real estate in the back of our stores and positioning an accessory destination for our girl, and we are up against that now. We started it for Q1 of last year, and I will tell you that our business for this spring and summer is beating those numbers, which we are very proud of. So we are still learning how to do that the right way and we keep tweaking and making adjustments and elevating the product a little bit and making it more inspirational and innovative. But it is working.

And as you mentioned, one of the big attractions for us is it's a higher margin business, it really helps build our UPT, and it also extends the lifestyle in the store. We will continue to work on all of those things that I just mentioned to continue to improve it and grow it.

As it relates to the percent to total, we really don't talk to that. I will tell you that it's slightly ahead of last year. So it's growing.

Jennifer Black - Jennifer Black & Associates - Analyst

Thanks very much and good luck.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Thanks, Jennifer.

Operator

Your next question comes from Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research - Analyst

Good morning, everyone. Congratulations.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Hi, Janet.

Janet Kloppenburg - JJK Research - Analyst

Susan, I had a question, you talked about the denim assortment being about 75% new. I guess that means that the fit, and the rinse being new. I would like you to elaborate on whether or not those specifics are true. And I would also like you to talk a little bit about what other newness we should expect in the assortments and perhaps in the knit, the blazer, the skirt collections, the pant collections, and what percentage we should look for change there? And if there will be more change this season as the season unfolds. In other words, as you flow more product in, will there be an increased emphasis on newness? And then secondly thematically, is preppy still very important for this fall or do you see that changing as well? Thank you.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Okay. All right, Janet, that's a list. First of all, as it relates to denim, and Roger touched on the amount of newness that we will have for this back-to-school, there are new fits in men's and women's, but it's very important to mention that there are core fits in both men's and women's that we will continue. Three on each side of the business. We are a destination for those fits. The girls and the guys, they come in asking for them.

So how we show -- we give them newness in wash. Wash, we treat it like works of art, quite honestly. As I said, we work on them for 12 months. We are passionate about the way they look, the differentiation in color, there is some embellishment happening in the business, obviously, in displays, so there is a lot of newness that we American Eagleize these trends and we really are accessible. I think we have the everyday denim, we have their denim that is really new in their wardrobe, and it's not the easiest way to run it, as you know, to turn your inventories and be that new for back-to-school takes a lot of work, a lot of planning to keep that profitable, but it's a win for us.

As it relates to the other categories, I am not going to comment on back-to-school newness. You will come in on July 13th and see it for yourself. I think what we're excited about is, it's not just that we have new styles, we have ten floor sets a year and we focus on bringing newness to our customer, but there are new trends fueling some excitement there. Some new shapes happening, things like that, so stay tuned, come on in. We think it really looks great.

Just to comment on the last thing, preppy, Bohemian, those are all things that we have not interpreted literally. We have taken those and our design team has done an amazing job taking the American Eagle kid and translating it for them and you will see elements of that continue, but in a very new and fresh way and very wear-now way for back-to-school.

Janet Kloppenburg - JJK Research - Analyst

So preppy will still be a prevalent theme?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Sure.

Janet Kloppenburg - JJK Research - Analyst

As will Bohemian?

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Bohemian is really a lot about -- I mean, embellishment continues, you know it, you see out there and through color, so there's elements of that that we are moving forward.

Janet Kloppenburg - JJK Research - Analyst

You don't have to tell me the theme, but are there other major themes evolving that you see that would make the assortment more diverse.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Yes.

Janet Kloppenburg - JJK Research - Analyst

And lastly, Laura, am I to infer your comment about the cash position and the stock buyback that we should stay tuned, that there could be an announcement on a stock buyback?

Laura Weil - American Eagle Outfitters Inc - CFO

All I can say is that I am very much in favor of one and I have recommended that to our Board of Directors and it's under consideration.

Janet Kloppenburg - JJK Research - Analyst

Many thanks.

Operator

Your next question comes from Kimberly Greenberger with Smith Barney.

Kimberly Greenberger - Smith Barney - Analyst

Great, thank you. Good morning. I just wanted to know if you could elaborate on a couple of things that Roger and Jim mentioned earlier in the call, the increased focus on categories, if you can just talk about exactly what that means to you? Also, what are the opportunities in size, profiling and the strategy there? And also what are the allocation opportunities? If I could just get two pieces of housekeeping data from you, the average dollar sale in Q1? And if you can tell how much traffic, excluding transactions, your pure traffic counter number, how much that increased in the first quarter, that would be helpful. Thanks.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

I will take the one, Kimberly, as relates to new categories. Roger and Jim both touched on it as it relates to knits. We are a denim destination with our fits and our newness and are very innovative there, and we want to expand and become a destination in the knit top categories. We think the combination is a big win for us in the future.

Laura Weil - American Eagle Outfitters Inc - CFO

You know we would rather not give out our average sale information, but for the first quarter it was up in the double digits. Okay, Kimberly?

Kimberly Greenberger - Smith Barney - Analyst

Okay. Opportunities in size profiling and allocation, what are the opportunities there and how do you guys think you will be taking advantage of those?

Laura Weil - American Eagle Outfitters Inc - CFO

Last year as we talk about the back half of the year, one of the things that -- one of the things that came across to us in our store visits and our analysis, as well as we did in the third and fourth quarter's of last year, we also recognized that we had missed opportunities in certain smaller sizes. So we have an initiative today to increase the percentage of small sizes in our mix. So we think that's a big opportunities. Our brand really resonates across all ethnic groups and we think that we can do a lot more in terms of smaller sizes.

The other thing that we did successfully, and we continue to, is hold fit clinics. We believe that fit is extremely important to our brand. And we are constantly looking to ensure that our fit is consistent across sizes, and that it meets our customers needs. So I think between the fit clinics, the size profiling which we are going to continue to do a better, better job at the store level, we are actually having an initiative going on now in terms of improving systems that will enable us to do a better job at the store level in terms of sizes. And then the third thing is really making sure that we meet the needs of customers who want smaller sizes.

Kimberly Greenberger - Smith Barney - Analyst

Is that what you meant by your allocation opportunities as well, as it relates to size or were there other allocation opportunities?

Laura Weil - American Eagle Outfitters Inc - CFO

Yes. I think those -- the three things I just really enumerated are the key elements. And obviously when I say at the store level, what I'm really referring to is truly merchandising and allocating sizes by market and by store.

Kimberly Greenberger - Smith Barney - Analyst

Okay, great. And any comment on traffic?

Laura Weil - American Eagle Outfitters Inc - CFO

Excuse me?

Kimberly Greenberger - Smith Barney - Analyst

Any comment on traffic for the first quarter.

Laura Weil - American Eagle Outfitters Inc - CFO

Yes, we were very pleased. We know that in certain -- we have traffic counters in all of our stores, and we also are obviously aware of mall traffic counts. We heard estimates of mall traffic. Ours were -- our traffic was up double-digit in April. And it was up slightly for the quarter.

Kimberly Greenberger - Smith Barney - Analyst

Great. Thanks, Laura.

Operator

Your next question comes from Joe Teklits of Wachovia Securities.

Joe Teklits - Wachovia Securities - Analyst

Thanks. Hi, guys. Laura, a couple of questions for you. Can you just update us on your SG&A guidance? I think you said it was roughly a 10% increase for the year, it was more than that in Q1?

Laura Weil - American Eagle Outfitters Inc - CFO

Yes. Obviously, it was up because our comps were up in excess of our initial plan. We also had some opportunities in advertising that we took advantage of. And they were opportunistic, but they paid off for us and we pursued them. So we had an increase in advertising expense in the first quarter and a few other elements.

The other areas that we did leverage were expected in terms of communications expense and other areas of the business. I think what we are looking at is still -- I was looking at the second quarter, we are still looking at an increase in dollars in the low- to mid-double digits, obviously, based on our plan. But we do intend to leverage SG&A. So I think the key thing to keep in mind is that if we do have dollar increases based on the tenor of our business, we do expect to leverage SG&A.

Joe Teklits - Wachovia Securities - Analyst

So was the 10% based on, obviously, on some sort of comp?

Laura Weil - American Eagle Outfitters Inc - CFO

Yes.

Joe Teklits - Wachovia Securities - Analyst

What is that comp so we can judge where you are? What's the comp plan that you are judging -- that you're basing the 10% SG&A on?

Laura Weil - American Eagle Outfitters Inc - CFO

We don't give comp guidance. It was, obviously, not the comp that we achieved in the first quarter.

Joe Teklits - Wachovia Securities - Analyst

Right. Okay. Can you, try another one, can you break down your sales for the quarter between your comp stores and new stores for me?

Laura Weil - American Eagle Outfitters Inc - CFO

Comp and new, I think I would have to do that off-line with you. I mean we gave out the total sales increase and we gave out the comp increase and you can do the math. But if you want any further detail on that --

Joe Teklits - Wachovia Securities - Analyst

I will call you off-line. When you close stores and some moving parts it just makes --

Laura Weil - American Eagle Outfitters Inc - CFO

Okay. All right. Well we can go through that. Judy or I will go through that with you later.

Jim O'Donnell - American Eagle Outfitters Inc - CEO

It's 2% higher in comp in the A's over the B's.

Joe Teklits - Wachovia Securities - Analyst

All right. Last question, then. For Jim or Roger, I think this has been answered, but let me just state it a different way. You did $96 per square foot in Q1, which was from what I can see a record level. All things being equal, economy, fashion, et cetera, is there any reason in the back half of the year that you can't continue to do these peak productivity numbers? I think Q1 was 9% above the previous peak. Is there something to do with the dollar volume in the back half of the year, the amount of traffic that just makes it that much more difficult to drive productivity? Or can we look at -- is it possible to do these kind of increases throughout the year?

Roger Markfield - American Eagle Outfitters Inc - Vice Chairman, President

Historically, first quarter, the $96 obviously last year we were $414 per foot, I believe. And obviously on $96, when you are running $20 on the first quarter and the first quarter you can take the number and see what it would do for the year, I don't want to put that number out there because it's not my sense is that's not doable. But there's no question that we are approaching the $500 a foot basis on a portfolio of 850 stores which is a great number.

Joe Teklits - Wachovia Securities - Analyst

Thanks.

Operator

Your next question comes from Tom Filandro with Susquehanna.

Tom Filandro - Susquehanna Financial Group - Analyst

Thanks. Quick question for Laura. You mentioned Profit Logic in your comments, Laura, could you be a little more specific, if it did have an impact in the first quarter on the gross margin and what impact might it have for the rest of the year? Thank you.

Laura Weil - American Eagle Outfitters Inc - CFO

Tom, I think we had mentioned in the past that we use it primarily in clearance, and we try to maintain the integrity of the merchandise in the front of the store and we don't use it quite to the extent we do in the back of the store. So I think it's been very efficient for us. I haven't analyzed the first quarter to be honest with you. In the fourth quarter it definitely paid for itself. So we are seeing benefits to having it; particularly in the area of regionalized markdowns and being able to have that information and use it, obviously, very profitably.

Tom Filandro - Susquehanna Financial Group - Analyst

Thank you.

Laura Weil - American Eagle Outfitters Inc - CFO

Stacey, I think we have time for one more question.

Operator

Okay. And your final question comes from Stacy Pak with Prudential.

Stacy Pak - Prudential Equity Group - Analyst

Thanks. On the buyback, I don't want to beat it to death, but, Laura, how much cash do you realistically need on the balance sheet if there ever is one announced? And then on the size profiling, when does the roll-out of that begin and when is it completed? And then also on the Profit Logic can you just expand on how you are using it for regional markdowns, if you are at this stage.

Laura Weil - American Eagle Outfitters Inc - CFO

In terms of cash, we have roughly $700 million in short and long-term right now. And our cash flow estimates assuming CapEx, our expectations in CapEx, we think that it's reasonable to have $400 to $500 million at any given time. So I believe that we have the cash to do a repurchase and be able to invest in our business, invest in our new concept, and do the things that we think are right for the business.

In terms of the size profiling, we are working on that currently. We obviously do size profiling today, so I don't want to mislead anybody to think that we don't do it, but what we would like to do is improve it. And we should be on our way in the back half of the year.

Stacy Pak - Prudential Equity Group - Analyst

Is that a year process to roll it all the way out?

Laura Weil - American Eagle Outfitters Inc - CFO

Yes, it is. We'll do it carefully. I want to emphasize the fact that we do it today, we just think that we can do a better job of it.

Susan McGalla - American Eagle Outfitters Inc - Chief Merchandising Officer

Stacy, and I will add on to what Laura said to answer your question on Profit Logic. As it relates to regional markdowns, the strategy behind it is quite obvious on the back half of the year when you are talking about cold weather stores versus warm weather stores. We are actually quite pleased with some of the recommendations the tool is making on the spring side. When you go through cycles of the warm weather stores and some of the cool weather we've had up North and that kind of thing, the tool recommends maybe a deeper markdown than we normally would have taken on the first hit, and that allows us to take that, sell through it much quicker up front, and more profitably in the long term of the item. So actually, as Laura stated, we're seeing benefits of regional markdowns on the spring side as well, which we are quite pleased with.

Stacy Pak - Prudential Equity Group - Analyst

Great.

Operator

Any closing remarks, sir?

Laura Weil - American Eagle Outfitters Inc - CFO

Jim, do you have any closing comments?

Jim O'Donnell - American Eagle Outfitters Inc - CEO

No, I thank everyone for listening in. I know there's a concern about -- and many questions about the second half of the year and justifiably so. But I do want to state that if we thought we did everything right last year, we might be a little more anxious. We are still humble. We are not cocky. But we did some hindsight meetings with our design and merchandising and operations teams, and we identified a number of areas that we have upside opportunity for the third and fourth quarter. Will it be as robust as our last year's fourth quarter? Only time will tell. Thanks, everyone.

Laura Weil - American Eagle Outfitters Inc - CFO

Thank you.

Operator

This concludes today's American Eagle Outfitters conference call. You may now disconnect.